Exhibit 15(a)

December 31, 2008

Merrill Lynch & Co., Inc.

4 World Financial Center

New York, NY 10080

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial information of Merrill Lynch & Co., Inc. and subsidiaries (“Merrill Lynch”) as of June 27, 2008 and for the three- and six-month periods ended June 27, 2008 and June 29, 2007, and have issued our report dated August 4, 2008 (which includes explanatory paragraphs relating to the restatement discussed in Note 16, and the transactions subsequent to the balance sheet date discussed in Note 18 to the unaudited condensed consolidated interim financial statements), and as of September 26, 2008 and for the three- and nine-month periods ended September 26, 2008 and September 28, 2007, and have issued our report dated November 4, 2008 (which report includes explanatory paragraphs relating to (1) the agreement and plan of merger with Bank of America Corporation on September 15, 2008 as discussed in Note 1 to the unaudited condensed consolidated interim financial statements, (2) the restatement discussed in Note 16 to the unaudited condensed consolidated interim financial statements, and (3) Merrill Lynch’s securities purchase agreement with the U.S. Treasury pursuant to the Emergency Economic Stabilization Act of 2008, its participation in the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program, and its participation in the Federal Reserve’s Commercial Paper Funding Facility as discussed in Note 18 to the unaudited condensed consolidated interim financial statements). As indicated in such reports because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report dated August 4, 2008 referred to above, appearing as an exhibit to the Bank of America Corporation Current Report on Form 8-K filed on or about October 3, 2008, and our report dated November 4, 2008 referred to above, appearing as an exhibit to the Bank of America Corporation Current Report on Form 8-K filed on or about November 12, 2008, are incorporated by reference in this Post-Effective Amendment No. 1 on Form S-8 to Registration Statement No. 333-153771 on Form S-4.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of a Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/    Deloitte & Touche LLP

New York, New York